PENNSYLVANIA
                           PUBLIC UTILITY COMMISSION
                           Harrisburg, PA 17105-3265

                                                Public Meeting held May 14, 1998

Commissioners Present:

     John M. Quain, Chairman, Statement attached
     Robert K. Bloom, Vice Chairman
     John Hanger  Statement attached
     David W. Rolka
     Nora Mead Brownell

Application of PECO Energy Company for                 Docket Nos. R-000973953
Approval of its Restructuring Plan Under Section            and P-0971265
2806 of the Public Utility Code, et al.

                              F I N A L   O R D E R

BY THE COMMISSION:

     On April 29, 1998, PECO Energy Company ("PECO" or the "Company"); Senator Vincent J. Fumo; the Office of Consumer Advocate ("OCA"); the Office of Small Business Advocate ("OSBA"); the Office of Trial Staff ("OTS"); the Philadelphia Area Industrial Energy Users Group ("PAIEUG"); Lance S. Haver; the Consumers Education and Protective Association, et al. ("CEPA") (which includes the Consumers Education and Protective Association, the Tenant Action Group, ACORN and John W. Long, Jr.); Community Legal Services; the Environmentalists; the Delaware Valley Energy Consortium; Pennsylvania Retailers' Association; U.S. Department of the Navy; Action Alliance of Senior Citizens of Greater Philadelphia; Pennsylvania Department of Aging; Enron Power Marketing, Inc. ("Enron"); NEV East LLC ("NEV"); Conectiv Energy;

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Mid-Atlantic Power Supply Assoc. ("MAPSA",); Skipping Stone; Pennsylvania
Petroleum Association and Pennsylvania Association of Plumbing, Heating, Cooling Contractors, Inc.; Allegheny Power System, Inc. ("APS"); GPU Energy Inc. ("GPU"); PP&L, Inc. ("PP&L"); Pennsylvania Rural Electric Assoc. ("PREA") (all such parties collectively referred to as the "Joint Petitioners") submitted a Joint Petition for Full Settlement of PECO Energy Company's Proposed Restructuring Plan and Application for a Qualified Rate Order and Application for Transfer of Generation Assets ("Joint Petition").

     The proposed terms and conditions of the Joint Petition represent a comprehensive settlement which resolves all issues on appeal before Commonwealth Court and all issues before the U.S. District Court arising from challenges by the Joint Petitioners to the Commission's final order, reconsideration order and compliance orders regarding PECO's Application for Approval of its Restructuring Plan Under Section 2806 of the Public Utility Code(1).

     The Joint Petitioners aver that this comprehensive settlement is in the public interest and, therefore, request that this Commission: (1) approve without modification the proposed settlement as set forth in the Joint Petition;
(2) amend our final order, reconsideration order and compliance filing orders as necessary to implement the full settlement; (3) approve the tariff supplements necessary to implement the proposed

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(1)  As noted in the certificate of service, copies of the joint Petition and appendices were served by PECO on all parties to the proceeding by overnight mail or hand delivery. In addition,


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settlement; (4) issue a Qualified Rate Order authorizing PECO to securitize up to $4.0 billion of stranded assets and costs as proposed in the full settlement; and (5) approve PECO's transfer of generation assets. The Joint Petitioners recognized, however, that pursuant to the provisions of Section 703(g) of the Public Utility Code, the Commission is obligated to provide notice of and opportunity to be heard before it may amend a prior order. In our tentative order approving the proposed settlement issued April 30, 1998, we provided for a comment period which closed on May 12, 1998.

     In the proposed settlement, all PECO customers will receive a guaranteed 8% rate reduction effective January 1, 1999, the start date for retail electric generation competition in PECO's service territory through December 31, 1999, and 6% rate reduction from January to December 31, 2000. In addition to the guaranteed rate decreases of 8% and 6%, customers shall receive a system-average shopping credit of 4.46 cents per KWH on January 1, 1999. Customers that elect to shop for generation shall receive total rate reductions in 1999 and 2000 equal to the above referenced rate decreases plus savings produced by the difference between their generation purchase price and their shopping credit. Moreover, given the 4.46 cents per KWH shopping credit for the years 1999 and 2000 called for in the proposed settlement as well as other specific components of the proposed settlement, the Joint Petitioners expect the development of a vibrant competitive market with many alternative electric generation suppliers.


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PECO provided written notice of the proposed settlement by letter to its customers, posted notices in its office and on its internet web page, and provided notice by news release.

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     In addition, the settlement terms and conditions provide that PECO will (1)
recover a substantially smaller amount of stranded cost recovery than it claimed before the Commission; (2) transfer its generation assets and liabilities and wholesale power contracts to separate corporate affiliate subject to competitive safeguards to insure fair dealing; (3) expand its current universal service programs; (4) accelerate the phase-in to customer choice for al] customer classes; (5) educate consumers about restructuring; (6) facilitate funding of sustainable energy and economic development; (7) encourage small renewable energy technologies; and (8) withdraw all of its appeals before Commonwealth Court and its civil complaint before the U.S. District Court challenging the Commission's restructuring orders at Docket No. R-00973953.

     The Joint Petitioners, in turn, agree to resolve all objections to PECO's Restructuring Plan and to withdraw (1)all cases pending before the Commonwealth Court which challenge the constitutionality of the Electric Competition Act and the Commission's May 22, 1997 Order at Docket No. R-00973877 in PECO's securitization proceeding and (2) all appeals pending before Commonwealth Court which challenge the Commission's restructuring orders at Docket No. R-00913953, provided that the Joint Petitioners are not barred from raising any factual, legal or contrary positions in other proceedings as long as such positions are not in derogation of this settlement.

Comments

     We received a number of timely comments as discussed below.

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     Indianapolis Power & Light Company (IPALCO), a party to this proceeding which was not a signatory to this settlement, filed an objection to the settlement, reiterating its position, as advanced before us and before the Commonwealth Court of Pennsylvania that stranded cost recovery is unconstitutional. This position was decisively rejected by the Court in Indianapolis Power & Light Co. v. Pa. P.U.C., -- A.2d --, 1998 Pa. Commw. LEXIS 328 (May 7, 1998) and we therefore dismiss IPALCO's objections on the basis of our earlier orders in this case and on the basis of the well reasoned opinion of the Commonwealth Court of Pennsylvania.

     The Office of Consumer Advocate (OCA), a party to this proceeding and signatory to the settlement, filed four pages of comments supporting the settlement and urging the Commission to approve it. It urges the Commission to closely monitor the Philadelphia market to ensure that no "redlining" practices arise by electric generation companies to the detriment of consumers and also urges the Commission to continue the consumer protections and information requirements it has already established. OCA also indicates that it has a continuing concern that competitive default supplier (CDS) service must be sufficiently attractive to produce truly competitive bids from a number of suppliers, since the bid price will serve not only as the price at which CDS customers are served, but also as the floor at which PECO can provide default service to its own residential customers. OCA states that it intends to take an active role in Commission proceedings dealing with CDS issues.

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     PECO filed comments by letter indicating that a technical review of the appendices it conducted with settlement co-signatories indicated the need for some minor technical modifications and corrections to proposed tariff language, rate summary may sheets and proof of revenues which were agreed to by all settlement participants It filed revised appendices on May 12, 1998. The rate summary sheets and proof of revenues reflect a slightly different method of allocating the settlement-based shopping credit among the customer rate classes on a proportionally consistent basis. We find that the changes are in the public interest and in accordance with the provisions of the joint settlement and Chapter 28. We have reviewed these technical changes (including the proposed tariff sheets) and hereby approve them.(2) PECO also points out a deficiency with the ordering paragraph in our tentative order regarding the irrevocability of the QRO provisions. The tentative order appeared to make a grant of irrevocability which was overly broad. We have corrected the provision, which now appears as paragraph 17.

     We have also received comments from John M. Alvarez, Albert J. Paiste, Lawrence G. Spielvogel and Storb Incorporated, none of whom were active parties or filed briefs in the case before us. Messrs. Alvarez and Paiste and Storb Incorporated generally ask us to deny PECO any stranded cost recovery, something that we cannot do under the provisions of the Electric Competition Act. Mr. Spielvogel objects to a variety of minor tariff issues, but does not identify how the proposed tariff changes violate any

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(2) The Commission, however, has jurisdiction to insure that the rates and tariff sheets accurately implement the settlement in future years, and will resolve any disputes that may arise regarding implementation of the settlement terms.

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provision of the Public Utility Code or are not in the public interest. We shall deny the relief sought by these commentors.


     Lastly, on May 13, 1998, several of the joint petitioners(3) filed a stipulation, for Commission approval, dealing with (1) line loss percentages in PECO's Electric Generation Supplier Tariff; (2) timely provision of information by PECO to facilitate Locational Marginal Pricing; and (3) tariff language clarifying the present extent of competitive metering service, an agreement to discuss systems, procedures and timelines to expand the extent of competitive metering, and PECO's agreement to a "T&D flex down" information filing requirement (set forth as Attachment A to the stipulation). Upon review and consideration of the stipulation and its Attachment A, the Commission hereby approves the stipulation as filed.

Conclusion

     The proposed settlement set forth in the Joint Petition and its appendices constitutes a comprehensive resolution of the broad array of issues raised by PECO's restructuring plan under the Electric Competition Act. Consistent with the fundamental goals of that historic legislation, the settlement provides for an orderly transition from the current regulated electric utility structure for generation to a structure under which retail customers will have direct access to a competitive market for the generation of electricity; moreover, and also consistent with the legislation, the settlement provides for a fair and


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(3) The stipulation was filed by PECO, Conectiv, NEV, Enron and MAPSA.

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reasonable recovery of PECO's transition and stranded costs created by this transition to a competitive market. In particular, the settlement contains the following benefits:

     o customers will receive a guaranteed rate decrease of 8% during 1999 and 6% during 2000;

     o customers will receive a substantial shopping credit (4.46 cents/KWH on during 1999 and 2000) that will allow shopping customers to achieve significant bill savings in addition to the guaranteed rate cuts;

     o the size of the shopping credit and other provisions of the settlement will insure that a fully competitive market for electricity will be created and functioning by January 1, 1999.

     o transmission and distribution rates will be capped for an additional four years (to June 30, 2005);

     o the generation rate cap will be extended for an additional five years (to December 31, 2010);

     o provisions that provide for competitive metering, meter reading, and billing and collection services;

     o provisions for codes of conduct and competitive safeguards to insure fair and non-discriminatory competition;

     o universal service programs will be expanded, and economic development and the environment will benefit;


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     o    substantial litigation and its associated costs and uncertainties will be avoided (the settlement lists 15 Commonwealth Court actions and 1 Federal Court action to be withdrawn as a part of this proposed settlement)

     We recognize and appreciate the uncounted hours spent by the participants in preparing this Joint Petition, which presents a negotiated resolution of important and conflicting interests in a practical and enforceable manner. We believe that this settlement represents a difficult, but important step in the advancement of the economies of the greater Philadelphia area and the Commonwealth, and an historic breakthrough in the creation of retail electric competition in the Commonwealth. At the same time, the Joint Petition continues necessary and important safeguards for utility customers which must be preserved in the public interest.

     Upon consideration of the proposed settlement and appendices, and the comments thereto, we find that the proposed settlement is the public interest; THEREFORE,

        IT IS ORDERED:

     1. That in consideration of and reliance upon the representations, mutual promises and undertakings of the parties to this proposed settlement, including the express agreement of each signatory to be legally bound by its terms and the certification of each signatory that he or she has full authority to enter into the settlement and to act on behalf of their respective parties, the terms of the proposed full settlement set forth in the Joint Petition and its appendices, including the technical revisions thereto filed on May 12, 1998 and stipulation filed May 13, 1998, shall be and are hereby approved as to each and every one of its terms and conditions and we hereby reconsider and amend our prior orders in these proceedings as necessary to implement the terms of the full settlement. Any issue not specifically addressed in the settlement shall be treated and resolved in accordance with the resolution of that issue adopted by the Commission at this docket in the Restructuring Order entered December 23, ]997, the Reconsideration Order entered January 16, 1998,

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the Compliance Order entered February 5, 1998 and the Second Compliance Order entered February 26, 1998.

     2. That the Commission hereby approves without condition all aspects of PECO's transfer or assignment of its generation assets and liabilities and the wholesale power contracts as set forth in the settlement. The transfer or assignment may be, in PECO's discretion, to an entity that is an affiliate or subsidiary of PECO, or a non-affiliate. We hereby grant and issue all approvals and certificates of public convenience required under the Public Utility Code regarding the transfer or assignment of PECO's generating assets and liabilities and wholesale power contracts under the settlement, including but not limited to approvals under Chapters 5, 11, 19, 21 and 28 of the Public Utility Code.

     3. That PECO's recovery of the transition and stranded costs as set forth in the settlement is just and reasonable and in the public interest and that securitization of up to $4.0 billion of stranded costs as set forth in the settlement is just and reasonable and in the public interest.

     4. That the application of PECO Energy Company (the "Company") for the Issuance of a Qualified Rate Order under Sections 2808 and 2812 of the Public Utility Code, 66 Pa. C.S. ss.2808 and 2812 contained in the Joint Petition for the Settlement of PECO Energy Company's Proposed Restructuring Plan, filed on April 22, 1998 (the "Joint Petition"), be, and hereby is, granted, consistent with this Qualified Rate Order.

     5. That, to the extent specified this Qualified Rate Order, PECO Energy Company's filings, testimony and exhibits submitted to the Commission in conjunction with PECO Energy Company's January 22, 1997 Application for a Qualified Rate Order, at Docket No. R-00973877 (the "January QRO Application"), and its Proposed Restructuring Plan, at Docket No. R-00973953 (the "Restructuring Filing"), are hereby incorporated herein by reference.

     6. That this Commission determines that it is just and reasonable and in the public interest for PECO Energy Company to recover from its customers, through intangible Transition Charges as and to the extent authorized in paragraph 8 of this Qualified Rate Order, $4.0 billion of the $5.26 billion of the Company's Transition or Stranded Costs approved by the Commission for recovery from customers.

     7. That this Commission authorizes the issuance of Transition Bonds in an aggregate principal amount not to exceed $4 billion and finds that the issuance of such amount of Transition Bonds is in the public interest. Provided that the rate reductions specified in the Joint Petition are implemented as provided in paragraph 9 of this Qualified Rate Order, this Commission hereby determines that all savings that may be

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accomplished through securitization will be passed on to customers through the rate reductions in paragraph 9, and the PECO Energy Company is not required to pass on additional savings to customers at the time of issuance of any Transition Bonds authorized by this Qualified Rate Order or the refinancing thereof.

     8. That this Commission authorizes PECO Energy Company to impose on, and collect from its customers, either directly or through bills rendered by electric generation suppliers or any subsequently selected providers of last resort, through non-bypassable charges applied to the bill of every customer of electric services within the geographic area that comprised the Company's certificated service territory on the effective date of the Electric Competition Act, whether such customer was a customer on the effective date of the Electric Competition Act or became a customer after that effective date (i) Competitive Transition Charges as provided in the Joint Petition in an amount sufficient to permit the Company to recover the full amount of its Transition or Stranded Costs as authorized for recovery in the Joint Petition, and (ii) Intangible Transition Charges in an amount sufficient to recover the aggregate principal amount of Transition Bonds plus an amount sufficient to provide for any credit enhancement, to fund any reserves, and to pay interest, redemption premiums, if any, servicing fees and other expenses relating to the Transition Bonds (the Transition or Stranded Costs, which includes principal of or interest on Transition Bonds, costs for credit enhancement, servicing fees and other related costs and expenses permitted to be recovered in (ii) above through the Intangible Transition Charges collectively, the "Qualified Transition Expenses"). The Commission finds that such recovery and the imposition of such Competitive Transition Charges and Intangible Transition Charges is in the public interest and is just and reasonable. The Commission finds that good cause has been shown to extend the payment period for imposing the Competitive Transition Charges and the Intangible Transition Charges to December 31, 2010. The Intangible Transition Charges shall be collected over periods of time and in such amounts as are necessary to amortize each series of Transition Bonds in accordance with the terms thereof, but in no event shall be charged to customers after December 31, 2010. Notwithstanding anything else in this Qualified Rate Order, but subject to the terms of the Joint Petition, the Intangible Transition Charges shall be collected from customers in an amount sufficient to discharge the Transition Bonds in accordance with their terms.

9. Upon the successful issuance of Transition Bonds authorized by this Qualified Rate Order and the imposition of Intangible Transition Charges related thereto, PECO Energy Company is directed to implement the following adjustments to its rates: (A) if the Transition or Stranded Costs for which Transition Bonds are issued are then recovered through the Competitive Transition Charges authorized under paragraph 8 hereof, the Company shall reduce the Competitive Transition Charges imposed on its customers by an amount equal to the Intangible Transition Charges associated with such

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Transition Bond issuance; (B) if the Transition or Stranded Costs for which
Transition Bonds are issued are not then being recovered through the Competitive Transition Charges, (i) the Company shall reduce its base rates by an amount equal to the Intangible Transition Charges associated with such Transition Bond issuance and (ii) the aggregate amount of Competitive Transition Charges authorized in paragraph 7 of this Qualified Rate Order that the Company may in the future impose on its customers shall be reduced by an amount equal to the Intangible Transition Charges associated with such Transition Bond issuance. The reductions specified in (A) and (B) above shall be implemented on the following terms: (a) if the Transition Bonds are issued in one or more series, a corresponding reduction shall be calculated and implemented corresponding to each such series; (b) the rate reduction shall be applied to bills using the method and allocation set forth in the Company's QRO Filing and Restructuring Filing, as adjusted by the Joint Petition; and (c) the Intangible Transition Charges associated with the Transition Bonds issued on that date shall be applied to bills simultaneously with the rate reduction or reduction of the Competitive Transition Charges.

     10. That the Competitive Transition Charges and the Intangible Transition Charges shall be applied to customer bills using the methodology and allocation set forth in the Company's QRO Filing and its Restructuring Filing, as adjusted by the Joint Petition. Pursuant to 66 Pa. C.S. ss.2808(f) and ss.2812(b)(5), the Commission authorizes the Company to make annual adjustments (each, an "Annual Adjustment") to the Intangible Transition Charges if collections of such Intangible Transition Charges fall below the amount necessary to ensure the receipt by the Transition Bond trustee of revenues sufficient to recover fully the Qualified Transition Expenses consistent with this Commission's Order, provided, however, that adjustments during the final calendar year of ITC collection for any series of Transition Bonds shall be done quarterly or monthly, if necessary, in order to ensure full recovery of Intangible Transition Charges. The revenues received by the Transition Bond trustee through the Intangible Transition Charges shall be determined to be sufficient for this purpose if and only if the revenues so received through the Intangible
Transition Charges are sufficient to amortize the Transition Bonds, fund any reserves and to pay premiums, if any, thereon (after payment of accrued interest, redemption premiums, if any, related credit enhancement, servicing fees and other related costs and expenses) in accordance with the terms thereof and as consistent with the terms of this Qualified Rate Order and the Joint Petition. For each Annual Adjustment, the Company shall file with this
Commission: (a) an accounting of Intangible Transition Charges received by the Transition Bond trustee for the previous annual period; (b) a statement of any over- or under-receipts; (c) the charge or credit to be added to Intangible Transition Charges to ensure that the Intangible Transition Charges revenue received by the Transition Bond trustee will be sufficient to amortize the Qualified Transition Expenses in accordance with the amortization schedule for Transition Bonds to be determined at the time of issuance of each series of Transition
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Bonds, and the corresponding reduction or increase in the Competitive Transition
Charges or, if Competitive Transition Charges have not been imposed, the Company's distribution rates; and (d) any proposal by the Company to modify the reconciliation methodology. Pursuant to 66 Pa. C.S. ss.2812(b)(5), this Commission shall approve all Annual Adjustments within 90 days of the Company's Annual Adjustment filing.

     11. That this Commission determines that the methodology under which the Company will recover the Intangible Transition Charges authorized by this Qualified Rate Order satisfies the provisions of 66 Pa. C.S. ss.2812(g), which require that the methodology not shift inter-class or intra-class and that the methodology maintains consistency with the allocation methodology for utility production plant used by the Commission in the Company's last base rate proceeding.

     12. That this Commission concludes that it is in the public interest to, and authorizes the Company and any Assignee to (a) assign, sell, transfer or pledge Intangible Transition Property in an amount sufficient to recover all its Qualified Transition Expenses (such term includes all right, title and interest of the Company or any Assignee in this Qualified Rate Order) and in all revenues, collection, claims, payments, money or proceeds arising from Intangible Transition Charges pursuant to this Qualified Rate Order to the extent this Qualified Rate Order and the rates and other charges authorized hereunder are declared irrevocable and (b) issue, sell and refinance, in reliance on this Qualified Rate Order, one or more series of Transition Bonds, each series in one or more classes secured by the Intangible Transition Property created by this Qualified Rate Order; provided that the final maturity of any series of Transition Bonds shall not exceed 10 years from the date of issuance and in no event shall any Transition Bond have a final maturity after December 31, 2010. Notwithstanding the foregoing, the Company retains sole discretion regarding whether to assign, sell or otherwise transfer Intangible Transition Property created hereby or to issue or cause the Transition Bonds to be issued or refinanced.

     13. That the Company or any Assignee may refinance the Transition Bonds in a face amount not to exceed the unamortized principal thereof. That, if the Company or any Assignee refinances the Transition Bonds, the Intangible Transition Charges authorized in this Qualified Rate Order shall be adjusted in accordance with the true-up mechanism described in paragraph 10 of this Qualified Rate Order to ensure the receipt by the Transition Bond Trustee of revenues sufficient to pay all principal, interest, redemption premiums, if any, credit enhancement, reserves, servicing fees, and other costs and expenses with respect to Transition Bonds issued in that refinancing. The revenues received by the Transition Bond Trustee through the Intangible Transition Charges shall be determined to be sufficient for this purpose if and only if the revenues so received through the Intangible Transition Charges provide for the amortization of
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Transition Bonds in accordance with any amortization schedule set forth in any prospectus or other offering document provided to the holders of the refinanced bonds after payment of interest, reserves, fees and expenses.

     14. That this Commission directs that PECO Energy Company use the proceeds from the assignment, sale, transfer or pledge of Intangible Transition Property and the issuance and sale of Transition Bonds principally to reduce the Company's Transition or Stranded Costs set forth in paragraph 6 of this Order and in the Joint Petition and to reduce related capitalization. The Commission authorizes the Company to reduce the Company's existing capitalization through retirement of outstanding debt and preferred stock and through stock buybacks, dividends and market purchases of common stock in such proportions as the Company determines.

     15. That PECO Energy Company shall file with this Commission, no later than 120 days after the issuance or refinancing of Transition Bonds, a description of the final structure of each issuance or refinancing of such Transition Bonds, including the principal amount, the price at which each such series and/or class of Transition Bonds were sold, payment schedules, the interest rate and other financing costs, and the final plans for the Company's use of the proceeds of such offering. Notwithstanding such filing, the final structure of each such issuance or refinancing shall not be subject to change or revision by this Commission after the date of such issuance or refinancing.

     16. That, to the extent that the Company, or any Assignee, assigns, sells, transfers, or pledges any interest in the Intangible Transition Property created hereby, this Commission authorizes the Company to contract, for a specified fee, with such Assignee for the Company to continue to operate the system to provide electric services to the Company's customers, to impose and collect the applicable Intangible Transition Charges for the benefit and account of the Assignee, to make periodic adjustments of Intangible Transition Charges contemplated under paragraph 10 of this Qualified Rate Order, and to account for and remit the applicable Intangible Transition Charges to or for the account of the Assignee free of any charge, deduction or surcharge of any kind (other than the specified contractual fee referred to above). This Commission also authorizes the Company to contract with the Assignee and an alternative party, which may be a trustee, that the alternative party will replace the Company under its contract with the Assignee and perform the obligations of the Company contemplated in this Qualified Rate Order. The obligations of the Company (a) shall be binding upon the Company, its successors and assigns and (b) shall be required by this Commission to be undertaken and performed by the Company and any other entity which provides transmission and distribution services to a person that was a customer of the Company located within the Company's certificated territory on January 1, 1997, or that became a customer of electric services within such territory after January 1, 1997, and is still located within such territory, as a

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condition to providing service to such customer or municipal entity providing such services in place of the Company by the Company or other entity.

     17. That this Commission hereby declares that paragraphs 4 through 19 of this Qualified Rate Order shall be irrevocable for purposes of Section 2812 of the Public Utility Code, 66 Pa. C.S. ss.2812, and accordingly agrees that it will not directly or indirectly, by any subsequent action, reduce, postpone, impair or terminate this Qualified Rate Order or the Intangible Transition Charges authorized to be imposed or collected under this Qualified Rate Order. This Commission further declares that the right, title and interest of the Company and any Assignee in this Qualified Rate Order and the Intangible Transition Charges, the rates and other charges authorized hereby and all revenues, collections, claims, payments, money or proceeds of or arising from the same constitutes Intangible Transition Property. PECO Energy Company shall have the irrevocable right to issue Transition Bonds in accordance with this Qualified Rate Order until December 31, 2010.

     18. That PECO Energy may apply to the Commission for supplements to this Qualified Rate Order, not inconsistent with the terms and provisions hereof and the Joint Petition, as PECO Energy Company deems necessary to enable the issuance of Transition Bonds authorized hereunder.

     19. That during some or all of the period during which the Intangible Transition Charges and the Competitive Transition Charges approved by this Qualified Rate Order are being collected, the generation component of the Company's charges to customers will be limited by the provisions of 66 Pa. C.S. ss.2804(4) (pertaining to rate caps) and the provisions of the Joint Petition. For purposes of 66 Pa. C.S. ss.2804(4)(ii), the generation component of the Company's charges includes Competitive Transition Charges, Intangible Transition Charges, and other generation charges. If the combined total of these elements would cause the generation component of the Company's charges to exceed the rate cap specified in 66 Pa. C.S. ss.2804(4) and the Joint Petition, the Company shall retain whatever right it may have under the existing provisions of the statute as limited by the Joint Petition to request relief from the rate cap, but if it does not seek such relief or that relief is denied, the Company shall adjust the non-securitized elements of its generation charges, rather than the Intangible Transition Charges approved by this Qualified Rate Order, to bring the charges into compliance with the rate cap provisions of 66 Pa. C.S. ss.2804(4) and the Joint Petition.

     20. That pursuant to 52 Pa. Code ss.1.2(c), the Commission hereby waives the requirements of its regulations at 52 Pa. Code as necessary and appropriate to implement the joint petition and this final order.

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     21. That a copy of this final order shall be served upon all parties to
PECO's restructuring proceeding at Docket Nos. R-00973953 and P-00971265.



                               BY THE COMMISSION

                                James J. McNulty
                                Acting Secretary



(SEAL)

ORDER ADOPTED.      May 14, 1998

ORDER ENTERED:      MAY 14, 1998






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